Exhibit 20.7
Page 1 of 3

Navistar Financial 1996-A Owner Trust
For the Month of December 1996
Distribution Date of January 15, 1997

Original Pool Amount                  $459,943,869.53

Beginning Pool Balance                $385,359,073.57
Beginning Pool Factor                       0.8378394

Principal and Interest Collections:
  Principal Collected
    (Including Servicer Advance Repay) $10,479,484.09
  Interest Collected                    $3,116,746.38

Additional Deposits:
  Repurchase Amounts                            $0.00
  Liquidation Proceeds/Recoveries         $134,013.18
Total Additional Deposits                 $134,013.18

Repos/Chargeoffs                        $1,056,449.19
Aggregate Number of Notes Charged Off              14

Total Available Funds                  $13,730,243.65

Ending Pool Balance                   $373,823,140.29
Ending Pool Factor                          0.8127582

Servicing Fee                             $321,132.56

Repayment of Servicer Advances                  $0.00

Reserve Account:
  Beginning Balance                    $19,205,941.92
  Target Percentage                              5.00%
  Target Balance                       $18,691,157.01
  Minimum Balance                       $9,658,821.26
  (Release)/Deposit                      ($514,784.91)
  Ending Balance                       $18,691,157.01

Current Weighted Average APR:                  9.777%
Current Weighted Average
  Remaining Term (months):                     43.02

                                           Dollars       Notes
Delinquencies:
Installments:
     1-30 days                           2,388,043.49    1,725
    31-60 days                             612,525.07      435
    60+ days                               203,856.96      122

    Total                                3,204,425.52    1,736

  Balances:  60+ days                    6,682,242.22      122

Memo Item - Reserve Account
  Opening Balance                      $19,267,953.68
  + Invest. Income                          90,625.62
  - Transfer to Collections Account      ($152,637.38)
Beginning Balance                      $19,205,941.92

Exhibit 20.7
Page 2 of 3

Navistar Financial 1996-A Owner Trust
For the Month of December 1996

                                                                 NOTES
                                      TOTAL            CLASS A-1       CLASS A-2       CERTIFICATES
Original
 Distributions:                   $459,943,869.53   $92,000,000.00  $347,245,000.00   $20,698,869.53
 Distribution Percentages (1)                              100.00%            0.00%            0.00%
 Coupon                                                     5.250%           6.350%           6.500%

Beginning Pool Balance            $385,359,073.57
Ending Pool Balance               $373,823,140.29

Collected Principal                $10,479,484.09
Collected Interest                  $3,116,746.38
Charge-Offs                         $1,056,449.19
Liquidation Proceeds/Recoveries       $134,013.18
Servicing                             $321,132.56
Cash Transfer from Reserve Account    $152,637.38
  Total Collections Available
    for Debt Service               $13,561,748.47

Beginning Balance                 $385,359,073.57   $17,415,204.04  $347,245,000.00   $20,698,869.53

Interest Due                        $2,025,815.19       $76,191.52    $1,837,504.79      $112,118.88
Interest Paid                       $2,025,815.19       $76,191.52    $1,837,504.79      $112,118.88
Principal Due                      $11,535,933.28   $11,535,933.28            $0.00            $0.00
Principal Paid                     $11,535,933.28   $11,535,933.28            $0.00            $0.00

Ending Balance                    $373,823,140.29    $5,879,270.76  $347,245,000.00   $20,698,869.53
Note/Certificate Pool Factor
 (Ending Balance/Original Pool Amount)                0.0639051170     1.0000000000     1.0000000000

Total Distributions                $13,561,748.47   $11,612,124.80    $1,837,504.79      $112,118.88

Interest Shortfall                          $0.00            $0.00            $0.00            $0.00
Principal Shortfall                         $0.00            $0.00            $0.00            $0.00
 Total Shortfall (required from Reserve)    $0.00            $0.00            $0.00            $0.00

Excess Servicing                            $0.00

Beginning Reserve Account Balance  $19,205,941.92   see also Memo Item on Page 1 regarding Reserve Account
(Release)/Draw                       $(514,784.91)
Ending Reserve Account Balance     $18,691,157.01

(1) The Noteholder's Percentage will be 100% for each Distribution Date occuring before the Distribution date on which the Class A-1 Notes have been paid in full, and generally 95.5% thereafter until all the Notes have been paid in full. No principal distribution to Class A-2 until Class A-1 has been paid in full.

Exhibit 20.7
Page 3 of 3

Navistar Financial 1996-A Owner Trust
For the Month of December 1996

Trigger Events:  A) Loss Trigger - Reserve Account Balance
                    Loss Trigger - Certificate Lockout Event
                 B) Delinquency Trigger
                 C) Noteholders Percent Trigger

                             6                5               4                3                2                1
                         July 1996         Aug 1996        Sep 1996         Oct 1996         Nov 1996         Dec 1996
Beg. Pool Balance     $437,532,448.32  $427,647,779.09  $417,109,950.65  $406,153,133.77  $395,176,408.01  $385,359,073.57

A) Loss Trigger:
Principal of Contracts
  Charged off             $438,220.11      $446,599.38      $874,339.96      $550,727.20      $717,473.22    $1,056,449.19
Recoveries                $237,338.64       $74,360.07       $37,337.12      $147,684.86       $36,000.00      $134,013.18

Loss Trigger - Reserve Account Balance                      Loss Trigger - Certificate Lockout Event
  Total Charged off (Months 5,4,3)       $1,871,666.54        Total Charged off (Months 1-6)                 $4,083,809.06
  Total Recoveries (Months 3,2,1)           317,698.04        Total Recoveries (Months 1-6)                     666,733.87
  Net Loss/(Recoveries) for 3 Mos.       $1,553,968.50(a)     Net Loss/(Recoveries) for 6 Mos.               $3,417,075.19(c)

  Total Balance (Months 5,4,3)       $1,250,910,863.51(b)     Total Balance (Months 1-6)                 $2,468,978,793.41(d)

  Loss Ratio Annualized [(a/b)(12)]            1.4907%        Loss Ratio Annualized [(c/d)(12)]                    1.6608%

  Trigger:  Is Ratio> 1.5%                          No        Trigger:  Is Ratio> 6.0%                                  No

B) Delinquency Trigger:
   Balance delinquency 60+ days                                               $1,286,738.61   $2,496,882.79    $6,682,242.22
   As % of Beginning Pool Balance                                                  0.31681%        0.63184%         1.73403%
   Three Month Average                                                             0.52969%        0.52273%         0.89423%

Trigger:  Is Average> 2.0%                          No


C) Noteholders Percent Trigger:                4.0638%
   Ending Reserve Acct Balance not
   less than 1% of initial Aggregate
   Receivables Balance

Trigger:  Is Minimum < 1.0%                         No

Navistar Financial Corporation



by: /s/ R. W. CAIN
        R. W. CAIN
        Vice President and Treasurer